SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SUPERVALU INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

to Be Held Thursday, May 29, 2003

The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Thursday, May 29, 2003, at 10:30 a.m., local time, at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, MN 55403 for the following purposes:

1)	To elect four directors;

2)	To ratify the appointment of KPMG LLP as independent auditors;

3)	To consider and vote on a stockholder proposal as described in the attached proxy statement; and

4)	To transact such other business as may properly come before the meeting.

Record Date

The Board of Directors has fixed the close of business on March 31, 2003, as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU common stock and preferred stock are entitled to one vote for each share held of record on the record date.

IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

PLEASE NOTE THAT YOU WILL NEED AN ADMISSION TICKET OR PROOF

THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING.

If you are a record stockholder, an admission ticket is printed on the enclosed proxy card together with directions to the meeting and a map showing its location. The map and directions also appear on the back page of the proxy statement. Please bring the admission ticket with you to the meeting. If your shares are held in street name by a broker or a bank, you will need proof of ownership to be admitted to the meeting, as described under “Attending the Annual Meeting” on page 2 of the Proxy Statement.

If you need special assistance because of a disability, please contact John P. Breedlove, Corporate Secretary, at P.O. Box 990, Minneapolis, Minnesota 55440, telephone (952) 828-4154.

BY ORDER OF THE BOARD OF DIRECTORS
John P. Breedlove Corporate Secretary

May 5, 2003

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

The Board of Directors of SUPERVALU INC. is soliciting proxies for use at the 2003 Annual Meeting of Stockholders to be held on Thursday, May 29, 2003, and at any adjournment or postponement of the meeting. This Proxy Statement and the accompanying form of proxy will first be mailed to stockholders who hold Company common and preferred stock on March 31, 2003, the record date for this meeting, on or about May 5, 2003.

VOTING PROCEDURES

Number of Shares Outstanding

SUPERVALU has two classes of capital stock outstanding, common and preferred. The holders of each class are entitled to one vote for each share held, voting together as one class. 133,660,898 shares of common stock and 1,341 shares of preferred stock were outstanding as of the record date for the meeting and therefore are eligible to vote at the meeting.

Vote Required and Method of Counting Votes

The following is an explanation of the vote required for each of the items to be voted on.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other items.

The four director nominees receiving the highest number of votes cast will be elected.

The affirmative vote of a majority of the shares of common stock and preferred stock present and entitled to vote at the meeting is required for the approval of Items 2 and 3.

If you submit your proxy but abstain from voting or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on Items 2 and 3. If you abstain from voting on Item 2 and 3, your abstention has the same effect as a vote against those proposals. If you withhold authority to vote for one or more of the directors, this will have no effect on the outcome of the vote.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange, Inc. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you expect to attend the meeting, please submit your proxy vote in one of the following ways:

•	Voting by Mail. If you wish to vote by mail, please sign, date and mail your proxy card promptly in the enclosed postage-paid envelope.

•	Voting by Telephone and the Internet. If you wish to vote by telephone or Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or Internet, you do not need to return the proxy card.

•	Beneficial Stockholders. If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to stockholders owning stock through most major banks and brokers.

•

Voting by Participants in SUPERVALU Benefit Plans.    If you own shares of SUPERVALU common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your plan account(s) and shares you own that are registered in the same name. If any of your plan accounts are not in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Proxies submitted by plan participants will serve as voting instructions to the trustee(s) for the plans whether provided by mail, telephone or Internet.

•	Revoking Your Proxy. You may revoke your proxy at any time before your shares are voted by sending a written statement to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting in person at the meeting.

It is important that all stockholders vote. If you submit a proxy by mail, telephone or Internet without indicating how you want to vote, your shares will be voted as recommended by the Board of Directors.

ATTENDING THE ANNUAL MEETING

If you plan to attend the annual meeting, you will not be admitted without an admission ticket or proof that you own SUPERVALU stock.

•	Record Stockholders. If you are a record stockholder (i.e., a person who owns shares registered directly in his or her name with SUPERVALU’s transfer agent) and plan to attend the meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting. An admission ticket for record stockholders is printed on the proxy card together with directions to the meeting and a map showing its location. The admission ticket must be brought to the meeting.

•	Owners of Shares Held in Street Name. Beneficial owners of SUPERVALU common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the annual meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the only persons or groups known to us as of April 1, 2003, to be the beneficial owner of more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
AXA Financial, Inc. and related entities 1290 Avenue of the Americas New York, New York 10104 (1)	12,152,172	9.1%

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105 (2)	11,241,950	8.41%

(1)	Based on a Schedule 13G dated February 12, 2003, filed by AXA Financial, Inc. on behalf of Alliance Capital Management L.P., AXA, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle and The Equitable Life Assurance Society of the United States. Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., beneficially owns 12,152,172 shares of our common stock, with sole voting power as to 6,231,463 of such shares, shared voting power as to 1,244,474 of such shares and sole dispositive power as to 12,151,272 of such shares. The Equitable Life Assurance Society of the United States, a subsidiary of AXA Financial, Inc., owns and has sole dispositive power as to 900 shares. AXA, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle and AXA Courtage Assurance Mutuelle disclaim beneficial ownership of such shares.
(2)

Based on a Schedule 13G dated February 10, 2003, filed by Barclays Global Investors, N.A. on behalf of itself, Barclays Global Fund Advisors, Barclays Global Investors, LTD., Barclays Capital Securities, Limited, and other Barclays entities, reporting beneficial ownership of 11,241,950 shares of common stock held in trust accounts for the economic benefit of the beneficiaries of these accounts. Of these shares, Barclays Global Investors, N.A. has sole voting and dispositive power as to 9,437,058 shares, Barclays Global Fund Advisors has sole voting and dispositive power as to 613,498 shares, Barclays Global Investors, Ltd. has sole voting and dispositive power as to 1,179,294 shares, and Barclays Capital Securities, Limited has sole voting and dispositive power as to 3,200 shares. Other Barclays’ entities named in the filing report no voting or dispositive power as to our common stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 1, 2003, concerning beneficial ownership of our common stock by each director and director nominee, each of the executive officers named in the Summary Compensation Table on page 10 and all of our directors and executive officers as a group. The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power, and shares over which a person has sole or shared dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Options Exercisable Within 60 Days	Percent Of Class
Lawrence A. Del Santo	13,009	32,000	*
Susan E. Engel	12,460	22,000	*
Edwin C. Gage	46,931	32,633	*
William A. Hodder	30,864	37,228	*
Garnett L. Keith, Jr.	31,871	39,066	*
Richard L. Knowlton	29,665	33,222	*
Charles M. Lillis	25,647	38,000	*
Harriet Perlmutter	27,872	38,000	*
Steven S. Rogers	7,595	23,000	*
Jeffrey Noddle	162,059	799,007	*
David L. Boehnen	158,437	264,930	*
Pamela K. Knous	65,984	294,000	*
John H. Hooley	32,340	65,694	*
Michael L. Jackson	34,840	175,000	*
All directors and executive officers as a group (21 persons)	1,057,820	2,512,918	2.7%

*	Less than 1%
(1)	All persons listed have sole voting and investment power with respect to all of the shares listed except: (i) the following non-employee directors who have shared voting and investment power as follows: Mr. Gage, 8,000 shares; and Ms. Perlmutter, 3,000 shares; and (ii) the following non-employee directors who have sole voting power, but no investment power, over shares held in the Non-Employee Directors Deferred Stock Plan Trust as follows: Mr. Del Santo, 13,009 shares; Ms. Engel, 12,460 shares; Mr. Gage, 6,736 shares; Mr. Hodder, 25,349 shares; Mr. Keith, 22,926 shares; Mr. Knowlton, 19,887 shares; Mr. Lillis, 23,647 shares; Ms. Perlmutter, 11,093 shares; and Mr. Rogers, 4,595 shares.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors held six regular meetings and one special meeting during the last year. Each director attended more than 75% of the meetings of the Board and its committees on which the director served. The Executive Committee of the Board does not have scheduled meetings and did not meet during the year. The Board maintains four other committees: Audit, Finance, Executive Personnel and Compensation, and Director Affairs. Membership on the Audit, Director Affairs, and Executive Personnel and Compensation Committees is limited to non-employee directors.

Audit Committee

The following directors serve on the Audit Committee: Garnett L. Keith, Jr. (Chairman), Susan E. Engel, Charles M. Lillis, Harriet Perlmutter and Steven S. Rogers. The Audit Committee met nine times during the last fiscal year.

The primary responsibilities of the Audit Committee are to assist the Board of Directors in:

•	Its oversight of our accounting and financial reporting principles and policies, and internal audit controls and procedures;

•	Its oversight of our financial statements and the independent audit thereof;

•	Selecting, evaluating and, where deemed appropriate, replacing the outside auditors; and

•	Evaluating the independence of the outside auditors.

Finance Committee

The following directors serve on the Finance Committee: Charles M. Lillis (Chairman), Garnett L. Keith, Jr., Harriet Perlmutter, Steven S. Rogers, and Jeffrey Noddle. The Finance Committee met two times during the last fiscal year.

The primary responsibilities of the Finance Committee are to review SUPERVALU’s financial structure, policies and future financial plans, and to make recommendations concerning them to the Board. In carrying out these responsibilities, the Finance Committee periodically reviews:

•	Our annual operating and capital budgets as proposed by management, and our performance as compared to the approved budgets;

•	Dividend policy and rates;

•	Investment performance of our employee benefit plans;

•	Our financing arrangements;

•	Our capital structure, including key financial ratios such as debt to equity ratios and coverage of fixed charges; and

•	Proposals for changes in our capitalization, including purchases of treasury stock.

Director Affairs Committee

The following directors serve on the Director Affairs Committee: Lawrence A. Del Santo (Chairman), Edwin C. Gage, William A. Hodder, and Richard L. Knowlton. The Director Affairs Committee met three times during the last fiscal year.

The mission of the Director Affairs Committee is to recommend a framework to assist the Board in fulfilling its corporate governance responsibilities. In carrying out its mission, the Director Affairs Committee establishes and regularly reviews the Board’s policies and procedures, which provide:

•	Criteria for the size and composition of the Board;

•	Procedures for the conduct of Board meetings, including executive sessions of the Board;

•	Policies on director retirement and resignation; and

•	Criteria regarding personal qualifications needed for Board membership.

In addition, the Director Affairs Committee has the responsibility to:

•	Consider and recommend nominations for Board membership and the composition of Board Committees;

•	Evaluate Board practices at SUPERVALU and other well-managed companies and recommend appropriate changes to the Board (see “SUPERVALU Board Practices” below);

•	Consider governance issues raised by stockholders and recommend appropriate responses to the Board; and

•	Consider appropriate compensation for directors.

Executive Personnel and Compensation Committee

The following directors serve on the Executive Personnel and Compensation Committee: Edwin C. Gage (Chairman), Lawrence A. Del Santo, Susan E. Engel, William A. Hodder, and Richard L. Knowlton. The Committee met two

times during the last fiscal year. When necessary for purposes of Section 162(m) of the Internal Revenue Code, the Committee acts by subcommittee comprised solely of the members of the Committee who are “outside directors” as defined pursuant to Section 162(m). This subcommittee met two times during the last fiscal year and was comprised of all of the members of the Committee except for Mr. Gage. See “Compensation Committee Interlocks and Insider Participation.”

The primary functions of the Executive Personnel and Compensation Committee are to:

•	Determine the process to evaluate the performance of the Chief Executive Officer;

•	Review and recommend to the Board the compensation of the Chief Executive Officer;

•	Review and recommend to the Board major changes in executive compensation programs, executive stock options and retirement plans for officers;

•	Consider and make recommendations to the Board concerning the annual election of corporate officers and the succession plan for our Chief Executive Officer;

•	Approve annual salaries and bonuses of corporate officers and other executives at specified levels;

•	Review and approve participants and performance targets under our annual and long-term incentive compensation plans; and

•	Approve stock option grants and awards under our stock option plans, bonus and other incentive plans.

SUPERVALU BOARD PRACTICES

In order to help our stockholders better understand SUPERVALU’s Board practices, we are including the following description of current practices. The Director Affairs Committee periodically reviews these practices.

Evaluation of Board Performance

In order to continue to evaluate and improve the effectiveness of the Board, the Director Affairs Committee evaluates the Board’s performance as a whole once every two years. The evaluation process includes a survey of the individual views of all directors, a summary of which is then shared with the Board.

Size of the Board

Although the size of the Board may vary from time to time, the Board believes the size should preferably be not less than ten or more than fourteen members. The Board believes that the size of the Board should accommodate the objectives of effective discussion and decision-making and adequate staffing of Board committees. The Board also believes that a substantial majority of our Board members should be independent, non-employee directors. It is the Board’s policy that no more than three members of the Board will be employees of SUPERVALU. These management members will include the Chief Executive Officer and up to two additional persons whose duties and responsibilities identify them as key managers of SUPERVALU. The Board currently has ten members. One member is an employee of SUPERVALU: Mr. Noddle, Chairman, Chief Executive Officer and President.

Director Retirement

It is Board policy that non-employee directors retire at the annual meeting following the date they attain the age of seventy-two, and that non-employee directors elected after February 27, 1994, will serve a maximum term of fifteen years. Mr. Hodder, whose term as a director expires at the 2003 Annual Meeting, will be seventy-two prior to the Annual Meeting, and therefore is not standing for re-election as a director. Directors who change the occupation they held when initially elected to the Board are expected to offer to resign from the Board. At that time, the Director Affairs Committee will review the continuation of Board membership under these new circumstances and make a recommendation to the full Board.

The Board also has adopted a policy that requires employee directors, other than our Chief Executive Officer, to retire from the Board at the time of a change in their status as an officer of SUPERVALU. A former Chief Executive Officer may continue to serve on the Board until the third anniversary after his or her separation from SUPERVALU. However, if a former Chief Executive Officer leaves SUPERVALU to accept another position, the Chief Executive Officer is expected to retire as a director effective simultaneously with his or her separation from SUPERVALU.

Selection of Directors

Directors are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with all available information on the candidate, to the Chairperson of the Director Affairs Committee. The Director Affairs Committee considers potential Board candidates and makes its recommendation to the full Board. Based on the recommendation of the Director Affairs Committee, the Board has nominated Irwin Cohen for election to the Board, replacing the position currently held by Mr. Hodder, who is retiring.

Board Meetings

The full Board meets at least six times each year. Board meetings normally do not exceed one day in length. The Board also schedules a longer multi-day off-site strategic planning meeting every other year.

Executive Sessions of Outside Directors

Non-employee directors generally meet together as a group, without the Chief Executive Officer or other employee directors in attendance, during three scheduled executive sessions each year. The Chairperson of the Director Affairs Committee will preside during any session of the Board at which only non-employee directors are present; however, the Chairperson of the Executive Personnel and Compensation Committee will preside during any non-employee director session held for the purpose of conducting the Chief Executive Officer’s performance review.

Stock Ownership Guidelines

Non-employee directors are encouraged to acquire and own SUPERVALU common stock with a fair market value of five times a director’s annual retainer, within five years after the director is first elected.

ELECTION OF DIRECTORS (ITEM 1)

The Board is divided into three classes, with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. There are currently ten members of the Board, with four directors in one class and three directors in each of the other two classes. If a vacancy occurs during the year, the vacant directorship may be filled by the vote of the remaining directors until the next annual meeting, at which time the stockholders elect a director to fill the balance of the unexpired term or the term established by the Board. Lawrence A. Del Santo, Susan E. Engel, and Harriet Perlmutter, currently directors, and Irwin Cohen, a candidate for directorship, are nominated for three-year terms expiring in 2006. William A. Hodder is retiring from the Board in accordance with Board policies (see “Director Retirement” on page 5), and is therefore not standing for re-election. Mr. Hodder has served as a director for thirteen years and SUPERVALU wishes to thank him for his valuable contributions to the Board. If Mr. Cohen is elected, following the Annual Meeting, there will be ten members of the Board.

The Board of Directors is informed that each of the four nominees is willing to serve as a director; however, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for another person as the persons named on the proxies decide.

The following sets forth information, as of April 1, 2003, concerning the four nominees for election as directors of SUPERVALU and the six directors of SUPERVALU whose terms of office will continue after the annual meeting.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING

AT THE ANNUAL MEETING IN 2006

IRWIN COHEN, age 62

•	Global Managing Partner of the Consumer Products, Retail and Services Practice of Deloitte & Touche (a professional services firm, providing accounting, tax, and consulting services) since 1997. Mr. Cohen was Managing Partner of Deloitte’s U.S. Retail Practice from 1980 to 2002 and has been a partner of the firm since 1972.
•	A director of Phoenix House Foundation (the largest drug rehabilitation and education organization in the U.S.)

LAWRENCE A. DEL SANTO, age 69

•	Retired Chief Executive Officer of The Vons Companies (a retail grocery company), a position he held from 1994 to 1997

•	Elected a director of SUPERVALU in 1997
•	Also a director of PETsMART, Inc.

SUSAN E. ENGEL, age 56

•	Chairwoman of the Board and Chief Executive Officer of Department 56, Inc. (a designer, importer and distributor of fine quality collectibles and other giftware products) since 1997
•	Elected a director of SUPERVALU in 1999
•	Also a director of Wells Fargo & Company

HARRIET PERLMUTTER, age 71

•	Trustee of the Papermill Playhouse (The State Theatre of New Jersey)
•	Elected a director of SUPERVALU in 1978

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2005

EDWIN C. GAGE, age 62

•	Chairman and Chief Executive Officer of GAGE Marketing Group, L.L.C. (an integrated marketing services company) since 1991
•	Elected a director of SUPERVALU in 1986
•	Also a director of AHL Services, Inc.

GARNETT L. KEITH, JR., age 67

•	Chairman and Chief Executive Officer of SeaBridge Investment Advisors, LLC (a registered investment advisor) since 1996
•	Vice Chairman of The Prudential Insurance Company of America from 1984 to 1996
•	Elected a director of SUPERVALU in 1984

•	Also a director of Whitecap Capital LLC, Pan-Holding Societe Anonyme and Philippe Investment Management

RICHARD L. KNOWLTON, age 70

•	Chairman of the Hormel Foundation (a charitable foundation controlling 46.2% of Hormel Foods Corporation) since 1995

•	Chairman of Hormel Foods Corporation (a food manufacturing company) from 1993 to 1995
•	Elected a director of SUPERVALU in 1994
•	Also a director of ING America Insurance Holdings, Inc.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2004

CHARLES M. LILLIS, age 61

•	General Partner, LoneTree Capital Management (a private equity company) since 2000
•	Chairman, President and Chief Executive Officer of MediaOne Group, Inc. (a broadband communications company) from 1998 to 2000
•	Executive Vice President of US WEST, Inc. (a diversified multimedia communication company) from 1987 to 1998, and a director of US WEST, Inc. from 1997 to 1998
•	President and Chief Executive Officer of US WEST Media Group, a division of US WEST, Inc. from April 1995 to 1998
•	Elected a director of SUPERVALU in 1995
•	Also a director of Williams Companies, Inc.

JEFFREY NODDLE, age 56

•	Chairman, Chief Executive Officer and President of SUPERVALU since 2002

•	Chief Executive Officer and President of SUPERVALU from 2001 to 2002
•	President and Chief Operating Officer of SUPERVALU from 2000 to 2001
•	Executive Vice President, and President and Chief Operating Officer-Wholesale Food Companies, for SUPERVALU from 1995 to 2000
•	Elected a director of SUPERVALU in 2000
•	Also a director of Donaldson Company, Inc. and General Cable Corporation

STEVEN S. ROGERS, age 45

•	Clinical Professor of Finance and Management at J.L. Kellogg Graduate School of Management at Northwestern University since 1995
•	Elected a director of SUPERVALU in 1998
•	Also a director of DQE, Inc. and S.C. Johnson & Son, Inc.

COMPENSATION OF DIRECTORS

Non-employee directors receive the following compensation for their Board service:

•	Cash retainer of $22,000 per year;

•	Deferred retainer of $20,000 per year payable in SUPERVALU common stock under the Non-Employee Directors Deferred Stock Plan;

•	$1,800 for each Board meeting attended;

•	$1,000 for each committee meeting attended; and

•	At the time of the annual meeting, each director will receive an option to purchase 6,000 shares, and newly appointed directors will receive an option to purchase 6,000 shares when they first join the Board. Options are granted to directors at current fair market value and are fully exercisable upon grant.

Committee Chairpersons receive an additional annual retainer in the following amounts:

•	Finance and Director Affairs Committees: $2,500; and

•	Audit and Executive Personnel and Compensation Committees: $4,000.

Effective June 27, 1996, our retirement/deferral program for directors was discontinued and benefits previously earned by directors were frozen. A director first elected to our Board prior to June 27, 1996, will receive an annual payment of $20,000 per year for the number of years of the director’s service on the Board prior to June 27, 1996, but not more than ten years, after such director ceases to be a member of the Board. Directors first elected to the Board after June 27, 1996, do not participate in the retirement/deferral program.

Directors may elect to defer payment of their directors’ fees under one or more of the following arrangements:

•	Directors Deferred Compensation Plan and Executive Deferred Compensation Plan. Fees and quarterly interest are credited to an account for the director, until payment is made from the plan following retirement from the Board.

•	Non-Employee Directors Deferred Stock Plan. This plan is designed to encourage increased stock ownership among directors. Under the plan, a director may elect to have payment of all or a portion of the directors’ fees deferred and credited to a deferred stock account. The Company then credits the director’s account with an additional amount equal to 10% of the amount of fees the director has elected to defer and contributes the total amounts in the director’s account to an irrevocable trust, that use the amounts to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The common stock in each director’s deferred stock account will be distributed to the director after the director leaves the Board. Until that time, the trust assets remain subject to the claims of our creditors.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows compensation for each of the last three fiscal years earned by the Chief Executive Officer and the other four most highly compensated persons serving as executive officers at the end of fiscal 2003.

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards		All Other Compensation ($)(3)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)(1)	Securities Underlying Options/SARs (#)(2)
Jeffrey Noddle Chairman, Chief Executive Officer and President	2003 2002 2001	812,500 674,904 594,230	0 1,063,683 306,449	0 0 0	0 658,987 81,142	200,000 446,143 248,622	4,578 5,569 14,990

David L. Boehnen Executive Vice President	2003 2002 2001	408,000 392,000 377,000	0 392,000 159,565	0 0 0	0 329,531 606,678	138,909 5,341 100,000	12,716 7,703 18,928

Pamela K. Knous Executive Vice President and Chief Financial Officer	2003 2002 2001	408,000 390,000 370,000	0 390,000 156,603	0 0 0	0 323,777 604,427	60,000 0 100,000	3,909 1,670 1,958

John H. Hooley Executive Vice President President and COO, Retail Foods	2003 2002 2001	400,000 325,000 75,000	0 260,000 24,418	0 0 0	0 122,606 133,625	60,000 0 56,500	8,623 860 577

Michael L. Jackson Executive Vice President; President and COO, Distribution	2003 2002 2001	430,000 395,288 300,000	0 389,664 114,277	0 0 0	0 259,867 33,290	50,000 30,000 50,000	14,709 2,625 4,929

(1)	The amounts reflected represent the dollar value of:
(a)	Shares of restricted stock earned under our Long-Term Incentive Plan based on the achievement of designated levels of corporate return on invested capital and sales for 3 year overlapping performance periods ending at the close of fiscal 2003, 2002 and 2001, respectively. No shares were earned in fiscal 2003 by any of the named executive officers. The restricted shares earned in fiscal 2002 and 2001 for prior awards under our Long-Term Incentive Plan vested and the restrictions were removed on March 2, 2003, and March 2, 2002, respectively, for each of the named executive officers. The number of shares earned in fiscal 2002 and 2001, respectively, under the Long-Term Incentive Plan by the following named executive officers were as follows: 8,036 shares and 5,767 shares for Mr. Noddle; 5,937 shares and 4,206 shares for Mr. Boehnen; 5,740 and 4,046 shares for Ms. Knous; and 3,308 shares and 2,366 shares for Mr. Jackson. Mr. Hooley was not employed by the company during the performance periods for which shares were awarded in fiscal 2001 and 2002.
(b)	Restricted stock units and shares granted for retention purposes. In fiscal 2001, Mr. Boehnen and Ms. Knous each received a special award of 30,000 restricted stock units under our 1993 Stock Plan as an incentive to remain with the Company until the attainment of a certain age and length of service. In fiscal 2002 and 2001, Mr. Hooley received 2,500 restricted shares which will vest on December 12, 2003 and 7,500 restricted shares which will vest on June 27, 2004, respectively.
(c)	Included in the fiscal 2002 restricted stock awards are payments for fiscal performance under the Special Fiscal 2002 Incentive Plan that was in effect for a single year (fiscal 2002) in lieu of a new three-year performance period under the Long-Term Incentive Plan. These shares will vest and the restrictions will be removed on March 2, 2004, if such named executive officers remain in the employ of the Company until the time of vesting. The number of shares earned under this plan for fiscal 2002 by the following named executive officers were as follows: 18,763 shares for Mr. Noddle; 7,464 shares for Mr. Boehnen; 7,427 shares for Ms. Knous; 4,986 shares for Mr. Hooley; and 7,260 shares for Mr. Jackson.
(d)

For purposes of this table, the restricted stock and the restricted stock units are valued based on the closing price of our common stock on the date the restricted stock or restricted stock units were earned or granted. Dividends are paid on the shares of restricted stock. Dividends are not paid on restricted stock units. As of February 21, 2003, the last trading day of fiscal 2003, the number and fair market value of all shares of restricted stock and restricted stock units held or earned by the following named executive officers were as follows: Mr. Noddle: 92,566, $1,382,936;

Mr. Boehnen: 47,607, $711,249; Ms. Knous, 47,213, $705,362; Mr. Hooley: 14,986, $223,891; and Mr. Jackson: 12,934, $193,234.

(2)	The total number of shares subject to option awards includes those subject to restoration options (as more fully described below in note (1) to the table entitled “Option Grants in Last Fiscal Year”) received by the named executive officers as follows: Mr. Noddle, 46,143 shares in fiscal 2002, and 48,622 shares in fiscal 2001; and Mr. Boehnen, 88,909 shares in fiscal 2003 and 5,341 shares in fiscal 2002.

(3)	For fiscal 2003, the amount of All Other Compensation reflects contributions made by us during the fiscal year under the Qualified Pre-Tax Savings and Profit Sharing 401(k) Plan, and additional contributions made by us to an unfunded non-qualified deferred compensation plan because of limitations on the annual compensation that can be taken into account under the 401(k) Plan. The amounts of contributions to the 401(k) Plan and the unfunded plan for fiscal 2003 were as follows: $4,578 and $0 for Mr. Noddle; $4,581 and $8,135 for Mr. Boehnen; $3,909 and $0 for Ms. Knous; $3,240 and $5,383 for Mr. Hooley; and $4,571 and $10,138 for Mr. Jackson.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on grants of stock options during fiscal 2003 to the executive officer named in the Summary Compensation Table.

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(2)		Prior Columns Annualized ($)(2)(3)
	Number of Securities Underlying Options Granted (#)(1)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5%($)	10%($)	5%($)	10%($)
Jeffrey Noddle	200,000		8.60	30.08	05/30/12	3,783,430	9,587,955	378,343	958,795
David L. Boehnen	1,017 3,244 11,931 13,182 15,884 43,651 50,000	(4) (4) (4) (4) (4) (4)	.04 .14 .51 .57 .68 1.90 2.20	30.40 30.40 30.40 30.40 30.40 30.40 27.98	04/08/06 04/11/05 04/11/04 04/09/07 06/26/07 03/14/10 04/10/12	6,517 15,149 35,843 108,804 137,542 619,478 879,666	14,007 31,754 73,312 239,950 305,019 1,477,703 2,229,247	651 1,515 3,584 10,880 13,754 61,948 87,967	1,401 3,175 7,331 23,995 30,502 147,770 222,925
Pamela K. Knous	60,000		2.58	27.98	4/10/12	1,055,600	2,675,097	105,559	267,510
John H. Hooley	60,000		2.58	27.98	4/10/12	1,055,600	2,675,097	105,559	267,510
Michael L. Jackson	50,000		2.15	27.98	4/10/12	879,666	2,229,247	87,967	222,925

(1)	Options are granted with an exercise price equal to the fair market value of the shares of stock on the date of grant, for a term not exceeding ten years. All options, with the exception of restoration options as described below, vest and become exercisable with respect to 20% of the shares subject thereto on the grant date, and an additional 20% of such shares on each anniversary of the grant date. Options vest in full and become fully exercisable upon the occurrence of a change in control of SUPERVALU (as defined in the option award agreements) and vesting or exercisability will also be accelerated upon the occurrence of certain other events, such as death, disability or retirement. The exercise price may be paid by the delivery of previously owned shares of SUPERVALU common stock, and tax withholding obligations arising from the exercise may also be paid by delivery of such shares or the withholding of a portion of the shares to be received upon exercise the option. A “restoration” option (also referred to as a “reload” option) is granted when the original option is exercised and payment of the exercise price is made by delivery of previously owned shares of SUPERVALU common stock. Each restoration option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of SUPERVALU common stock on the date of grant, is exercisable in full on the date of grant, and expires on the same date as the original option. All original options reported in the table are entitled to restoration options. The options set forth in the table above (excluding restoration options) were granted to all named executive officers except Mr. Noddle, on April 9, 2002. Mr. Noddle’s options were granted on May 30, 2002.

(2)

The amounts indicated represent the potential realizable value to the optionholder if SUPERVALU common stock were to appreciate at the indicated annual rate and the options were held for their full term before being exercised. These amounts are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in our stock price. Total potential realizable value for all of the named officers who received stock option grants is $8,577,295 and $21,538,388 at the 5% and 10% stock price growth assumptions, respectively. Assuming 5% and 10% stock price growth over a period of ten years commencing April 1, 2002, the increase in total stockholder value from stock price appreciation alone for all shares outstanding on that date would be $2,156,389,824 and $5,464,715,196, respectively.

(3)	Computed by dividing potential realizable value at the assumed annual rates of stock price appreciation by the term of the option. Generally, options are granted with a ten-year term. Restoration options (described above) have a term equal to the remaining term of the original option.

(4)	Grant of a restoration option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in fiscal 2003 by the named executive officers, and the value of such officers’ unexercised options at the end of fiscal 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey Noddle	17,822	64,492	717,007	492,000	53,748	30,000
David L. Boehnen	124,546	1,817,973	237,771	90,000	0	20,000
Pamela K. Knous	0	0	252,000	98,000	30,000	20,000
John H. Hooley	0	0	53,694	70,600	91,106	60,738
Michael L. Jackson	0	0	164,800	84,000	55,624	10,000

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

The following table provides information on awards made to the named executive officers during the fiscal year.

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout (1)
Jeffrey Noddle	24,921	Fiscal years 2003–2005
David L. Boehnen	7,839	Fiscal years 2003–2005
Pamela K. Knous	7,839	Fiscal years 2003–2005
John H. Hooley	7,617	Fiscal years 2003–2005
Michael L. Jackson	8,262	Fiscal years 2003–2005

(1)	Awards are of stock units under the Company’s Long-Term Incentive Plan, each of which represents the right to receive one share of restricted stock upon achievement of specified performance objectives. Stock units will be converted to restricted stock based on the Company’s total return on invested capital (“ROIC”) relative to the specified performance objectives for the fiscal 2003 through fiscal 2005 performance period. No stock units will be converted to restricted stock if the pre-established minimum ROIC performance objective is not achieved. If the minimum, target or maximum ROIC performance objective is achieved, then 50%, 100% or 150%, respectively, of the awarded stock units will be converted to restricted stock. If the Company’s actual ROIC performance falls between the minimum and target or the target and maximum objectives, the percent of stock units converting to restricted stock will be extrapolated accordingly. Shares of restricted stock issued upon conversion of stock units would vest at the end of fiscal 2006, provided that the named officer continues in the employ of the Company at the time of vesting. No dividends are paid on stock units. Dividends are paid on all shares of restricted stock that are issued.

PENSION PLANS and RETIREMENT BENEFITS

The following table shows the estimated maximum annual benefits that would be paid to an employee upon retirement at age 65 under the combination of the SuperValu Retirement Plan, the Non-Qualified Supplemental Executive Retirement Plan (or, if applicable, the Excess Benefit Plan) maintained for certain highly compensated employees, and the “Retirement Benefit Plan Account” of our deferred compensation plans. The table does not reflect the $160,000 per year limitation on annual benefits payable from the plans imposed by Section 415 of the Internal Revenue Code, nor the $200,000 per year limitation on compensation included in final annual average pay imposed by Section 401(a)(17) of the Internal Revenue Code. Our Non-Qualified Supplemental Executive Retirement Plan and Excess Benefits Plan allow payment of additional benefits so that retiring employees may receive, in the aggregate, at least the benefits they would have been entitled to receive if the Internal Revenue Code did not impose maximum limitations. Final average compensation as shown in the chart below is the average of the annual compensation for the five consecutive complete fiscal years prior to retirement that produce the highest average compensation. Annual compensation consists of salary and bonus (but not long-term compensation) as set forth in the Summary Compensation Table on page 10.

	Years of Service
Final Annual Average Compensation (including Salary and Bonus)	15	20	25	30
$ 300,000	$63,900	$85,200	$106,500	$127,800
500,000	111,900	149,200	186,500	223,800
800,000	183,900	245,200	306,500	367,800
1,100,000	255,900	341,200	426,500	511,800
1,400,000	327,900	437,200	546,500	655,800
1,700,000	339,900	533,200	666,500	799,800
2,000,000	471,900	629,200	786,500	943,800
2,400,000	567,900	757,200	946,500	1,135,800

The above estimates of annual benefits payable on normal retirement are computed using the straight-life annuity method and are based on certain assumptions, including (a) that the employee remains employed until the normal retirement age of 65 (although retirement is permitted at age 62 without any benefit reduction because of age); and (b) that the present retirement plans remain in force until the retirement date. Benefits payable under these plans will not be reduced or offset by the participant’s Social Security benefit. Our Non-Qualified Deferred Compensation Plans, the Non-Qualified Supplemental Executive Retirement Plan and the Excess Benefit Plan allow terminated and retired participants to receive their benefits in periodic installments or as a lump sum.

As to each of the individuals named in the Summary Compensation Table above, the final annual average pay and credited years of service under the plans as of February 22, 2003, were as follows: Mr. Noddle: $1,118,728, 26.8 years, Mr. Boehnen: $651,911, 11.8 years; Ms. Knous: $611,503, 5.4 years; Mr. Hooley: $454,187, 28.2 years; and Mr. Jackson: $527,698, 24.1 years.

SUPERVALU provides post-retirement death benefits for certain designated retired executive officers. The death benefit is fixed at an amount approximately equal to, on an after-tax basis, an eligible executive’s final base salary. The benefits are funded through life insurance policies owned by SUPERVALU.

CHANGE-IN-CONTROL AGREEMENTS

We have entered into change-in-control agreements with certain of our executives and other employees, including all of the executive officers identified in the Summary Compensation Table above.

In general, these agreements entitle the executive to receive a lump-sum cash payment if the executive’s employment is terminated (other than for Cause or disability, as defined in the agreements) within two years after a Change in Control (as defined in the agreements). The lump-sum cash payment is equal to a multiple of one, two or three times the executive’s annual base salary, annual bonus and the value of the executive’s annual perquisites. The multiple is three for Mr. Noddle, Mr. Boehnen, Ms. Knous, Mr. Hooley, and Mr. Jackson; and one or two for all other recipients. Each executive would also receive a lump-sum retirement benefit equal to the present value of the additional qualified pension plan benefits the executive would have accrued under the plan absent the early termination. Generally, the executive would also be entitled to continued family medical, dental and life insurance coverage until the earlier of 24 months after termination or the commencement of comparable coverage with a subsequent employer. Each agreement includes a covenant not to compete with SUPERVALU. Due to the possible imposition of excise taxes on the payments, the agreements also provide that the severance benefits payable to an executive will be increased by an amount equal to the excise tax imposed on such payments.

Several of our compensation and benefit plans contain provisions for enhanced benefits upon a Change in Control of SUPERVALU. These enhanced benefits include immediate vesting of stock options, performance shares, restricted stock and restricted stock unit awards. The executive officers named in the Summary Compensation Table and other executive officers also hold limited stock appreciation rights that would become immediately exercisable upon a Change in Control, that allow the executive to receive cash for the bargain element in the related stock option. Under our executive deferred compensation plans, benefits payable upon termination may be increased by 130% to compensate the executive for any excise tax liability incurred following a Change in Control. Our retirement plans provide for full vesting if employment terminates under specified circumstances following a Change in Control, and preserve any excess plan assets for the benefit of plan participants for five years following a Change in Control.

We may set aside funds in an irrevocable grantor trust to satisfy our obligations arising from certain of our benefit plans. Funds will be set aside in the trust automatically upon a Change in Control. The trust assets would remain subject to the claims of our creditors.

REPORT OF EXECUTIVE PERSONNEL AND COMPENSATION COMMITTEE

Compensation Principles

The Executive Personnel and Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors, has adopted a comprehensive Executive Compensation Program based on the following principles:

•	The program should enable SUPERVALU to attract, retain and motivate the key executives necessary for our current and long-term success;

•	Compensation plans should be designed to support SUPERVALU’s business strategy;

•	Executive compensation should be linked to corporate performance and the attainment of designated strategic objectives;

•	A significant portion of executive compensation should be tied to the enhancement of stockholder value; and

•	The Committee should exercise independent judgment and approval authority with respect to the Executive Compensation Program and the awards made under the program.

Compensation Methodology

The structure of the Executive Compensation Program is based on a market comparison of compensation for equivalent positions in industries from which SUPERVALU draws executive talent, as well as a position evaluation designed to achieve internal equity based on job responsibility. Our primary market comparison for compensation are the seven companies comprising the peer group for the stock performance graph on page 18, plus three additional non-grocery distribution companies, all adjusted for size based primarily on market capitalization. SUPERVALU has engaged outside consulting firms to perform this market comparison in each of the past 11 years. These market comparisons are the basis for designing our current compensation structure, which has a mix of fixed to variable compensation and short-term to long-term incentive potential approximating the mix within the compensation peer group. The market comparisons were performed in each year to ensure that the dollar values of the various plan components as well as total compensation were comparable to those of our compensation peer group. In addition to a review of compensation plan design and compensation levels, the Committee also reviews SUPERVALU’s performance on a number of key financial measures relative to our compensation peer group.

The variable compensation components of the program are designed so that executives’ total compensation will be above the median of our compensation peer group when SUPERVALU’s performance is superior, and below the median of our compensation peer group when performance is below industry norms. This fluctuation in compensation value is increased by the substantial use of SUPERVALU common stock in the program, as described under the caption “Long-Term Incentive Compensation” below, so that total compensation will significantly increase or decrease in direct correlation to SUPERVALU’s stock price.

The following summary explains the major components of the Executive Compensation Program.

Annual Compensation

Base Salaries. The base salary levels for executive officers are determined based on three objectives:

•	Internal equity based on job responsibility;

•	Individual performance and experience; and

•	Competitive salary levels with industries from which SUPERVALU draws executive talent.

Our salary structure is based on the median salary levels of companies in similar industries and similar in size to SUPERVALU. Actual salaries may be set above or below this median depending on individual job performance and experience.

Increases in base salaries for executives below the CEO level are proposed by the CEO based on performance evaluations, which include both progress on achievement of financial results and a qualitative assessment of performance. The Committee annually reviews and approves all salary increases for executive officers other than the Chief Executive Officer (the “CEO”). Adjustment to the CEO’s base salary is described on page 17.

Annual Bonuses. All of our executive officers are eligible to receive an annual cash bonus. The annual bonus plan is designed to motivate executives to meet or exceed corporate financial goals that support our business plans. Specifically, the plan is designed to stimulate and reward growth in SUPERVALU earnings. The Committee assigns target bonus levels to each executive, which are competitive with our compensation peer group. Among executive officers, these range from 25% of annual base salary to 100% of annual base salary for the CEO. The bonus award potential for corporate officers is tied solely to corporate net profit performance. Bonus payments increase as net profit growth meets and exceeds the annual growth rate targeted by the Board. The maximum bonus is limited to twice the target bonus level. Bonuses for the CEO and four other executive officers are paid from a special plan structured so that the payment will be tax-deductible as “qualified performance-based compensation” under Internal Revenue Code Section 162(m).

Officers below the level of Senior Vice President, and certain Profit Center Presidents participate in an additional incentive plan known as the Return On Invested Capital (ROIC) Stock Incentive Plan. Amounts earned and paid out under this plan are based entirely or primarily on fiscal year return on invested capital (“ROIC”) performance against pre-established objectives. Earned payouts are made in restricted stock at the end of the fiscal year, with such stock vesting two years following the close of the fiscal year for which the stock was earned. For fiscal 2003 no payouts were made to executive officers under this plan.

Long-Term Incentive Compensation

SUPERVALU maintains a Long-Term Incentive Plan and stock option plans. Together, these plans tie a significant portion of executives’ total compensation to long-term results. The long-term incentive potential is intended to be competitive with programs offered by our compensation peer group.

Long-Term Incentive Plan.    The Long-Term Incentive Plan provides for three-year performance periods with a new performance period commencing every year. The Committee selects plan participants, approves awards and interprets and administers this plan. Commencing with fiscal 2003 and for subsequent years, plan participants are the CEO, Executive Vice Presidents, Senior Vice Presidents and other designated officers.

For the fiscal 2001 through fiscal 2003 performance period, the Committee determined performance under the plan for corporate officers and certain non-officer profit center heads, based on ROIC and sales performance criteria. Application of this criteria for the fiscal 2001 through fiscal 2003 performance period resulted in no payouts under the plan for such period.

Stock Option Plans.    The Committee believes that linking a portion of executive compensation and income potential to SUPERVALU’s stock price appreciation is the most effective way of aligning executive and stockholder interests. Two key programs together cause executives to view themselves as owners of a meaningful equity stake in the business over the long term. They are:

•	The executive stock option program; and

•	Stock ownership targets for executive officers.

Stock Option Grants.    The Committee makes grants of stock options to key employees under established grant guidelines intended to be competitive with our compensation peer group. The Committee also considers subjective factors in determining grant size; grants are not automatically tied to a formula or the employee’s position in SUPERVALU. Corporate, profit center or individual performance will impact the size of an employee’s grant. In addition, current ownership of stock is a consideration in the size of option grants for officers and profit center presidents. Based on the stock grant guidelines and the subjective factors described above, grant recommendations are developed by management, reviewed by the CEO and presented to the Committee for final approval.

In fiscal 2003 the Committee granted options to certain key employees, including Mr. Noddle, as described below in the section on CEO compensation. All stock options were granted with an exercise price equal to the market price of our common stock on the date of grant. In order to encourage option exercises and share ownership, we also permit executives to exercise options using shares of our common stock to pay the exercise price. Upon such exercise, we grant the executive a restoration stock option (commonly referred to as a reload option) for the number of shares surrendered. Restoration options are exercisable at the then-current market price and extend for the remainder of the original option’s term. Option grants, including restoration options, for executive officers are shown in the Summary Compensation Table on page 10.

Stock Ownership Guidelines

Stock ownership guidelines for executive officers have been established so that they face the same downside risk and upside potential as stockholders experience. Executives are expected to show significant progress toward reaching these ownership goals. The goal for the CEO is six times annual base salary, excluding vested and unexercised stock options. Mr. Noddle’s current stock ownership, excluding vested and unexercised stock options, is currently three to four times his annual base salary.

Chairman of the Board and Chief Executive Officer Compensation

The Chairman of the Committee conducts an annual performance evaluation of the CEO based on written input from all Board members. The following factors are considered in this performance evaluation: financial results, strategic planning, leadership, customer service, succession planning, human resource management/diversity, communications, external relations and Board interface. The first evaluation of Mr. Noddle pursuant to this process occurred during the first quarter of fiscal 2003.

As a result of this evaluation, as well as Mr. Noddle’s assumption of the position of Chairman of the Board, the Committee increased Mr. Noddle’s base salary to $850,000 per year effective upon becoming Chairman. Competitive salary levels for the comparable position in the peer comparison group were also a factor in setting this salary level. The Committee also increased the target annual bonus level for Mr. Noddle to 100% of base salary, from the prior 85% level. Such adjustment was made for the competitive reasons previously described. As with the other officers of the Company, Mr. Noddle did not receive an annual bonus payout for fiscal 2003.

Mr. Noddle received a stock option grant for 200,000 shares. In determining the size of the grant, the Committee took into consideration the competitive peer group data and the size of past option grants made to Mr. Noddle.

Policy Regarding Section 162(m)

Section 162(m) of the Internal Revenue Code imposes limits on tax deductions to employers for executive compensation in excess of $1,000,000 paid to any of the five most highly compensated executive officers named in the Summary Compensation Table on page 10 unless certain conditions are met. The Committee makes every reasonable effort to preserve this tax deduction consistent with the principles of the Executive Compensation Program.

Conclusion

The Committee believes that the caliber and motivation of executive management is fundamentally important to SUPERVALU’s performance. The Committee plays a very active role in ensuring that our compensation plans implement our key compensation principles. Independent compensation consultants have assisted the Committee in designing these plans, assessing the effectiveness of the overall program and keeping overall compensation competitive with that of relevant peer companies. Total compensation is intended to be above industry averages when performance is superior, and below competitive levels when performance is below expected levels or SUPERVALU’s stock fails to appreciate. The Committee believes that the Executive Compensation Program has been a substantial contributor toward motivating executives to focus on the creation of stockholder value.

Respectfully submitted,

Edwin C. Gage, Chairman

Lawrence A. Del Santo

Susan E. Engel

William A. Hodder

Richard L. Knowlton

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on SUPERVALU’s common stock for the last five fiscal years with that of the S&P 500 Index and a group of peer companies in the retail food and food distribution industries. The graph assumes the investment of $100 in each company on February 28, 1998, and the reinvestment of all dividends on a quarterly basis, with results calculated to the last business day in February each fiscal year. The returns of the companies were weighted based on their respective capitalization and on the relative percentage of SUPERVALU’s operating profit realized from retail food and food distribution operations for each year. The stock price performance shown on the graph below is not a projection of future price performance.

Comparison of Five-Year Cumulative Total Return

SUPERVALU INC., S&P 500 Index and Composite Peer Group

The composite peer group is comprised of the following retail food and food distribution companies: Albertson’s, Inc., Fleming Companies, Inc., Great Atlantic & Pacific Tea Company, The Kroger Company, Nash Finch Company, Safeway Inc. and Winn-Dixie Stores, Inc.

	Feb-98	Feb-99	Feb-00	Feb-01	Feb-02	Feb-03
SUPERVALU	$100.00	$104.92	$76.33	$67.35	$121.29	$75.57
S&P 500	100.00	119.75	133.81	126.51	112.21	88.82
Composite Peer Group (1)	100.00	101.30	79.02	118.97	115.93	53.11

(1)	For fiscal 2001 and prior years, Delhaize America, Inc. (formerly known as Food Lion, Inc.), the common shares of which were listed for trading on the New York Stock Exchange, was included in the peer group. During fiscal 2002, the common shares of Delhaize America, Inc. were delisted from the New York Stock Exchange following an exchange offer for such shares between Delhaize America and its parent company, Delhaize Group, of Brussels, Belgium. Consequently, Delhaize America, Inc. is not included in the peer group for fiscal 2002 or 2003.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of the following non-employee directors: Garnett L. Keith (Chairman), Susan E. Engel, Charles M. Lillis, Harriet Perlmutter and Steven S. Rogers. All of the members of the Audit Committee are independent for purposes of the current and proposed New York Stock Exchange listing requirements and the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors, which we evaluate annually. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of SUPERVALU’s independent accountants.

Management is responsible for SUPERVALU’s internal controls and the financial reporting process. SUPERVALU’s independent accountants are responsible for performing an independent audit of SUPERVALU’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on SUPERVALU’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed SUPERVALU’s audited financial statements for fiscal 2003 and has met and held discussions with management and KPMG LLP, the independent accountants. Management represented to the Audit Committee that SUPERVALU’s consolidated financial statements for fiscal 2003 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee also discussed the consolidated financial statements KPMG LLP, the independent accountants. The Audit Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

KPMG also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG the accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and KPMG, and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SUPERVALU’s Annual Report on Form 10-K for the fiscal year ended February 22, 2003, filed with the Securities and Exchange Commission.

During fiscal 2003, KPMG provided various audit, audit-related and non-audit services to SUPERVALU as follows:

Audit Fees:    The aggregate fees billed for professional services rendered for the audit of SUPERVALU’s consolidated financial statements for fiscal 2003 and for reviews of the consolidated financial statements included in SUPERVALU’s quarterly reports on Forms 10-Q for fiscal 2003 were $1,217,000.

Financial Information Systems Design and Implementation Fees:    For fiscal 2003, KPMG did not render any services relating to the design and implementation of financial information systems.

All Other Fees:    The aggregate fees billed for all other services rendered, exclusive of the fees disclosed above relating to financial statement audit services, were $513,000, which includes: $167,000 for subsidiary audits, $173,000 for benefit plan audits, $40,000 for agreed upon procedures and $133,000 for tax services.

The Committee also considered whether non-audit services provided by the independent accountants during fiscal 2003 were compatible with maintaining the independent accountants’ independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Garnett L. Keith, Chairman

Susan E. Engel

Charles M. Lillis

Harriet Perlmutter

Steven S. Rogers

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS (ITEM 2)

We are seeking the ratification by the stockholders of our appointment of KPMG LLP to audit the financial statements of SUPERVALU and our subsidiaries for the fiscal year ending February 28, 2004. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and to respond to questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of KPMG LLP as independent auditors.

STOCKHOLDER PROPOSAL REGARDING STOCK OPTION EXPENSING (ITEM 3)

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, who is the beneficial owner of 1,500 shares of SUPERVALU common stock, has given notice that it intends to introduce the following resolution at the Annual Meeting. The text of the resolution and the supporting statement of the United Brotherhood of Carpenters Pension Fund is printed verbatim from its submission.

“Resolved, that the shareholders of SUPERVALU INC. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.”

The reasons given by the United Brotherhood of Carpenters Pension Fund for the resolution are as follows:

“Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the options costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom – examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings…

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free…

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.”

The Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

The supporting statement contends that expensing stock options would more accurately reflect a company’s operating earnings and suggests that the lack of option expensing can promote excessive use of options in compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price.

SUPERVALU grants stock options to certain key employees as part of a broad based executive compensation program that includes salary, bonuses and other types of contingent compensation that are awarded based on specific factors, such as corporate, profit center or individual responsibilities and performance under established guidelines intended to be competitive with our compensation peer group. Option grants are not automatically tied to a formula or an employee’s position in the company, and are intended to align the interests of our executives with those of our stockholders to increase their focus on the creation of long-term stockholder value. A substantial portion of each option vests in equal installments over a period of time, generally four years, and only the vested portion of the option can be exercised by the optionholder. The executive compensation program is further described in the Report of the Executive Personnel and Compensation Committee beginning on page 14 of this proxy statement.

SUPERVALU follows generally accepted accounting principles (GAAP) with respect to the reporting of stock options and will continue to do so. Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, “Accounting for Stock Compensation,” (“SFAS 123”) gives companies the choice to account for stock compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) or a fair value method set forth in SFAS 123.

Most public companies, including SUPERVALU, account for employee stock-based compensation under the “intrinsic value” method of APB 25. This method measures compensation cost as the excess of the market price of the stock on the grant date over the exercise price of the option. Our stock options are granted at fair market value on the date of grant, therefore, under APB 25, no compensation expense is recorded. When the intrinsic value method is used, accounting rules also require that the impact of the fair value method of accounting be disclosed in the footnotes to the financial statements. As specified by SFAS 123, we report on a pro-forma basis what our net earnings and earnings per share would have been if we determined compensation cost for options granted using the fair value method of SFAS 123, applying the widely used Black-Scholes option pricing model to estimate the fair value of each option grant. We also present both basic and fully diluted EPS on the face of our financials. We believe that this provides a reasonable indication of the estimated cost of employee stock options.

The proposal would require us to shift to the “fair value” method of accounting for stock options. The fair value method typically measures compensation cost at the grant date based on the fair value of the stock option award and recognizes it as an expense on the income statement, usually over the vesting period of the option. Though fair value is determined using an option-pricing model, typically Black-Scholes, that takes into account multiple factors in estimating value, no uniform or conventional methodology is mandated for computing fair value, and the provisions of SFAS 123 related to fair value calculation are subject to wide interpretation that can have a material impact on the calculation of expense. We believe these factors detract from the reliability of the fair value method and can lead to inconsistent valuations and incomparability with other public companies for reported earnings.

The Financial Accounting Standards Board and other rulemaking bodies are currently studying the standards for accounting for employee stock options and may at some time in the future adopt new standards or rules. We will continue to monitor rulemaking activities in this area closely and will respond appropriately to any significant developments. We do not believe it to be in the best interests of the stockholders for the company to adopt a new accounting method now that ultimately may be inconsistent with any new standards or rules.

For all of these reasons, the Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal to expense options.

OTHER INFORMATION

SUPERVALU Mailing Address

The mailing address of our principal executive offices is: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Stockholder Proposals for the 2004 Annual Meeting

In accordance with rules of the Securities and Exchange Commission, all proposals of stockholders that are requested to be included in SUPERVALU’s Proxy Statement for the 2004 Annual Meeting of Stockholders must be received by the Corporate Secretary on or before January 3, 2004.

In accordance with our Bylaws and rules of the Securities and Exchange Commission, any other stockholder proposals to be presented at the 2004 Annual Meeting must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on January 30, 2004, nor earlier than December 31, 2003. The proposal must contain specific information required by our Bylaws, a copy of which may be obtained by writing to the Corporate Secretary at the mailing address above.

Director Nominations

In accordance with procedures set forth in our bylaws, stockholders may propose, and the Director Affairs Committee will consider, nominees for election to the Board of Directors by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on January 30, 2004, and no earlier than the close of business on December 31, 2003.

Expenses of Solicitation

This solicitation of proxies is being made by SUPERVALU and we will pay the costs of such solicitation. We arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we reimburse them for their expenses in this regard. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation. We also have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of $10,000 plus out-of-pocket expenses.

Related Party Transactions, Compensation Committee Interlocks and Insider Participation

As indicated above, Edwin C. Gage (Chairman), Lawrence A. Del Santo, Susan E. Engel, William A. Hodder, and Richard L. Knowlton served as members of the Executive Personnel and Compensation Committee during fiscal 2003.

The members of the Committee do not participate in any interlocking directorships. Mr. Gage and certain of his family members, as trustees for revocable trusts, are among the general partners of Carlson Real Estate Company, a limited partnership that leases us space, which is currently vacant, in a building in Shakopee, Minnesota, for a term ending in 2008, with options to renew. The annual rental is $126,030, which we believe to be a fair market rental. The leased premises were formerly subleased to an independent retail supermarket operator.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require our directors, executive officers and holders of more than 10% of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by, and written representations received from, our executive officers, we believe there were no late or inaccurate filings for fiscal 2003. However, an inadvertent late filing on Form 5 for fiscal 2002 was made in fiscal 2003, by Mr. Ronald C. Tortelli, reporting a gift of 890 shares in October 2001. In making this statement, we have relied upon written representations of our directors and executive officers.

Householding

Only one copy of each of our Annual Report to Stockholders and this Proxy Statement have been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) also will household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, you may write to SUPERVALU INC., P.O. Box 990, Minneapolis, MN 55440, Attention: Corporate Secretary, or call (952) 828-4154. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the above address or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Electronic Access to Annual Report and Proxy Statement

Our Notice of Annual Meeting, Proxy Statement, and Annual Report are available on our Internet site at http://www.supervalu.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, you may elect to access these documents on the Internet. Opting to receive your proxy materials online saves us the cost of producing and mailing bulky documents to your home or business.

Stockholders of Record:    To consent to electronic access to these documents in the future, go to http://www.econsent.com/svu and follow the prompts. If you vote by Internet, simply follow the prompts that will link you to http://www.econsent.com/svu.

If you vote by telephone or mail, you can enroll for access only through http://www.econsent.com/svu.

Owners of Shares Held in Street Name:    Check the information provided to you in the proxy materials mailed to you by your bank or broker.

By Order of the Board of Directors

John P. Breedlove

Corporate Secretary

May 5, 2003

DIRECTIONS TO THE MINNEAPOLIS CONVENTION CENTER

1301 Second Avenue South—Minneapolis, Minnesota 55403

Main # (612) 335-6000    Directions Line # (612) 335-6025    http://www.mplsconvctr.org

•	I-94—FROM the EAST (St. Paul)

Take I-94 West to the Downtown Minneapolis, 11th Street exit. Follow 11th Street to 2nd Av. South. Turn left on 2nd Av. So. Go one block and cross 12th St. The Convention Center will be to your left, the Underground PLAZA Parking Ramp will be to your right.

•	I-94—FROM the WEST & NORTHWEST

Take I-94 east to the Downtown Minneapolis, 4th Street exit. Follow 4th Street for 6 blocks, to 2nd Av. SOUTH, (not 2nd Av. NORTH). Turn right on 2nd Av. So. Go eight blocks, cross 12th Street. Then the Convention Center will be on your left, the Underground PLAZA Parking Ramp will be on your right.

•	I-35W—FROM the SOUTH (Bloomington)

Take I-35W North; follow Downtown Exit Signs, to the 11th Street exit. Stay on 11th Street to 2nd Av. South. Turn LEFT on 2nd Av. So. Go one block, cross 12th St. The Convention Center will be on your left, the Underground PLAZA Parking Ramp will be on your right.

•	I-35W—FROM the NORTH

Take I-35W South to the I-94 exit. Follow I-94 to the 11th Street exit, (Not 11th Avenue). Stay on 11th Street to 2nd Av. South. Turn left on 2nd Av. So. Go one block, cross 12th St. Then the Convention Center will be on your left, the Underground PLAZA Parking Ramp will be on your right.

•	I-394—(Highway 12)—FROM the WEST

Take I-394 east, to the Downtown, 12th Street exit. Follow 12th Street to 2nd Avenue South. Turn right on 2nd Av. So. The Convention Center will be on your left; the Underground PLAZA Parking Ramp will be on your right.

Notice of Annual Meeting of Stockholders

to Be Held Thursday, May 29, 2003

The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Thursday, May 29, 2003, at 10:30 a.m., local time, at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, MN 55403 for the following purposes:

1)	To elect four directors;

2)	To ratify the appointment of KPMG LLP as independent auditors;

3)	To consider and vote on a stockholder proposal as described in the attached proxy statement; and

4)	To transact such other business as may properly come before the meeting.

Record Date

The Board of Directors has fixed the close of business on March 31, 2003, as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU common stock and preferred stock are entitled to one vote for each share held of record on the record date.

IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

PLEASE NOTE THAT YOU WILL NEED AN ADMISSION TICKET OR PROOF

THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING.

If you are a record stockholder, an admission ticket is printed on the enclosed proxy card together with directions to the meeting and a map showing its location. The map and directions also appear on the back page of the proxy statement. Please bring the admission ticket with you to the meeting. If your shares are held in street name by a broker or a bank, you will need proof of ownership to be admitted to the meeting, as described under “Attending the Annual Meeting” on page 2 of the Proxy Statement.

If you need special assistance because of a disability, please contact John P. Breedlove, Corporate Secretary, at P.O. Box 990, Minneapolis, Minnesota 55440, telephone (952) 828-4154.

BY ORDER OF THE BOARD OF DIRECTORS
John P. Breedlove Corporate Secretary

May 5, 2003

PLEASE SEE THE REVERSE SIDE OF THIS NOTICE FOR IMPORTANT INFORMATION REGARDING THE DELIVERY OF SUPERVALU INC.’S 2003 CORPORATE PROFILE, ANNUAL REPORT ON FORM 10-K AND PROXY STATEMENT TO CERTAIN STOCKHOLDERS ELECTRONICALLY AND TO HOUSEHOLDED ACCOUNTS, AND FOR VOTING INSTRUCTIONS.

DEAR SUPERVALU STOCKHOLDER:

Enclosed is a proxy card with voting instructions for the 2003 Annual Meeting of Stockholders. If you are a registered stockholder who has consented to electronic delivery of the Company’s proxy materials or an employee owning shares through one of the Company’s benefit plans, please follow the instructions set forth below to access the Corporate Profile, Annual Report on Form 10-K and Proxy Statement electronically. You may print or download a copy of these materials to save if desired. If you are a stockholder sharing the same address and last name as other stockholders, please see the information below under the caption “Householding.”

Electronic Access to Corporate Profile, Annual Report on Form 10-K and Proxy Statement:

•	Registered stockholders: Thank you for consenting to access the Annual Report and Proxy Statement electronically instead of receiving papers copies in the mail. Beginning today you may access the Corporate Profile, Annual Report on Form 10-K and Proxy Statement on the home page of SUPERVALU’s Website at http://www.supervalu.com or within the “Financial Information” section.

•	Employee stockholders with Lotus Notes: If you own SUPERVALU Common Stock through an employee benefit plan and have access to Lotus Notes, beginning today you may access the Corporate Profile, Annual Report on Form 10-K and Proxy Statement on the SUPERVALU Bulletin Board under “Company Information”. Please open the e-mail sent to all Lotus Notes Users and click on the link to the Bulletin Board. Follow the instructions on the Bulletin Board to open the Corporate Profile, Annual Report on Form 10-K or Proxy Statement. If you have Internet access you may also access these documents on the home page of SUPERVALU’s Website at http://www.supervalu.com or within the “Financial Information” section.

Householding:

If you share the same address and last name as other stockholders of the Company, only one copy of the Corporate Profile, Annual Report on Form 10-K and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover unless one or more of such stockholders have objected to Householding. Enclosed is a proxy card and voting instructions. Please contact the Corporate Secretary’s Office at the address below if you have not received all of the proxy cards for your household by May 19, 2003.

Voting Instructions:

Please review the Corporate Profile, Annual Report on Form 10-K and Proxy Statement carefully before voting on the matters set forth in the Notice of Annual Meeting. You may vote by mail, telephone or Internet. Please follow the instructions on the proxy card. Stockholders are responsible for usage charges from Internet service providers and telephone companies.

Paper Copies:

You may request paper copies of the Corporate Profile, Annual Report on Form 10-K and Proxy Statement by contacting us as follows:

SUPERVALU INC.

P.O. Box 990

Minneapolis, Minnesota 55440

Attention: Office of the Corporate Secretary

Telephone: (952) 828-4381

E-mail: carol.dvorak@supervalu.com

Please include your full name and address with any correspondence.

YOUR VOTE IS IMPORTANT! PLEASE TAKE A MOMENT TO REVIEW THE

PROXY MATERIALS AND VOTE YOUR SHARES AS SOON AS POSSIBLE

SUPERVALU INC.

May 29, 2003 Annual Meeting of Stockholders

The Minneapolis Convention Center

1301 Second Avenue South

Minneapolis, Minnesota 55403

The Annual Meeting will begin at 10:30 a.m., local time, at The Minneapolis Convention Center.

Refreshments will be available before and after the Annual Meeting.

ADMISSION TICKET SUPERVALU INC. Annual Meeting of Stockholders May 29, 2003 at 10:30 a.m. Please present this portion of the proxy card for admission to the meeting.

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SUPERVALU INC.

MAY 29, 2003 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors of the Company.

As the stockholder(s) named on this card, you hereby appoint Jeffrey Noddle and John P. Breedlove, and each of them, as your proxy, with power of substitution, to vote your shares of SUPERVALU common stock at the Annual Meeting as directed below. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. Your shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, your shares will be voted as recommended by the Directors.

•	Voting Instructions. You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card.

•	SUPERVALU Employees. If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, your share ownership as of March 31, 2003 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares pursuant to the terms of the plans.

•	Householding. If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU’s Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover.

Please mark this Proxy as indicated on the reverse side to vote on any item.

(Continued and to be signed on other side.)

There are three ways to vote your proxy	COMPANY #
Please follow the instructions below.	CONTROL #

We encourage you to take advantage of these convenient ways to vote your shares of SUPERVALU common stock for matters to be considered at SUPERVALU’s 2001 Annual Meeting of Stockholders. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card.

1)	VOTE BY PHONE —— TOLL FREE —— 1-800-240-6326 —— QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter the 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN, please enter 4 zeros.
•	Follow the simple instructions the Voice provides you.
•	Please DO NOT hang up until you have been prompted and replied regarding your attendance at the Annual Meeting.

2)	VOTE BY INTERNET —— http://www.eproxy.com/svu/ —— QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter the 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN, please enter 4 zeros.

Please note that in addition to voting, you may consent to receiving future copies of the Annual Report and Proxy Statement via the Internet by going to the website www.econsent.com/svu/ and following the prompts.

3)	VOTE BY MAIL
•	Mark, sign and date your proxy card, and return it in the postage-paid envelope provided or mail it to SUPERVALU INC., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397.

NOTE: THE DEADLINE FOR ELECTRONIC VOTING BY TELEPHONE OR INTERNET IS 12:00 P.M. (CDT), WEDNESDAY, MAY 28, 2003.

IF YOU VOTE BY TELEPHONE OR INTERNET, DO NOT MAIL BACK YOUR PROXY CARD.

THANK YOU FOR VOTING

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Please Detach Here.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3

ITEM 1.	ELECTION OF DIRECTORS:	01 Lawrence A. Del Santo 03 Harriet Perlmutter	02 Susan E. Engel	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ITEM 2.	TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS	☐	For	☐	Against	☐	Abstain

ITEM 3.	TO CONSIDER AND VOTE ON A STOCKHOLDER PROPOSAL	☐	For	☐	Against	☐	Abstain

ITEM 4.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. IF YOU VOTE BY TELEPHONE OR INTERNET AS INSTRUCTED ABOVE, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.

Address Change? Mark Box ☐ Indicate changes below:	Date

I plan to attend the meeting ☐

Signature(s) in Box

Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

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SUPERVALU INC.

MAY 29, 2003 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors of the Company.

As the stockholder(s) named on this card, you hereby appoint Jeffrey Noddle and John P. Breedlove, and each of them, as your proxy, with power of substitution, to vote your shares of SUPERVALU common stock at the Annual Meeting as directed below. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. Your shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, your shares will be voted as recommended by the Directors.

•	Voting Instructions. You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card.

•	SUPERVALU Employees. If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, your share ownership as of March 31, 2003 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares pursuant to the terms of the plans.

•	Householding. If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU’s Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover.

Please mark this Proxy as indicated on the reverse side to vote on any item.

(Continued and to be signed on other side.)

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Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2 and AGAINST Item 3

ITEM 1.	ELECTION OF DIRECTORS:	01 Irwin Cohen 03 Susan E. Engel	02 Lawrence A. Del Santo 04 Harriet Perlmutter	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ITEM 2.	APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS	☐	For	☐	Against	☐	Abstain

ITEM 3.	STOCKHOLDER PROPOSAL REGARDING STOCK OPTION EXPENSING	☐	For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

Address Change? Mark Box ☐ Indicate changes below:	Date

I plan to attend the meeting ☐

Signature(s) in Box

Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.